UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure;  Item 12. Results of Operations and Financial Condition.

Below is a press release issued by Toreador on March 25, 2004, including in part certain financial results for the year ended December 31, 2003 and the fourth quarter of 2003.

_________________

TOREADOR REPORTS FOURTH-QUARTER, FULL-YEAR 2003 RESULTS

2003 Earnings per Share Increase to $0.20, Revenues Rise 17% versus 2002

        DALLAS, TEXAS – (March 25, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSE: TRX) today reports an improvement in year-end 2003 financial results, with income applicable to common shares of $1.9 million, or $0.20 per diluted share, compared with a loss applicable to common shares of $6.5 million, or $0.69 per diluted share, in 2002. Operating income for 2003 was $3.2 million versus an operating loss of $2.4 million in 2002.

        Higher commodity prices, a reduction in losses from oil and gas production hedges, and lower general and administrative expenses and DD&A accounted for the turnaround in 2003 operating results.

        Full-year 2003 revenues of $23.1 million rose 17% over full-year 2002 revenues of $19.8 million.

        “The improvement in operating income compared with 2002 is partially the result of a meaningful reduction in expenses,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “As we projected last year, G&A expenses declined to a more realistic level, and we made great strides toward reaching our goal of strengthening the company’s balance sheet.

        “Since closing the $45.0 million sale of our U.S. mineral and royalty assets in mid-January, we have eliminated approximately $30.0 million of senior debt with the proceeds and increased stockholders’ equity approximately $20.0 million,” Graves added. “We began 2004 with a solid foundation for our international exploration and development program, which we look forward to pursuing.”

        In 2003, Toreador’s oil and gas production was 916 thousand barrels of oil equivalent (BOE), down 14% from production of 1.1 million BOE in 2002. The production decrease was primarily due to the natural decline of the company’s properties and the sale of various underperforming properties at the end of 2002 and in 2003. Because Toreador dedicated funds to the repayment in 2003 of senior debt owed Barclays Bank, Plc, French oil production in which the company has interests declined 41 thousand BOE due to the temporary loss of producing wells. In early 2004, Toreador began a workover program to restore production from the wells.

        Lower oil and gas production was offset by higher commodity prices. The company’s average realized price per BOE in 2003 was $27.07, a 28% increase over the average realized price per BOE of $21.09 in 2002.

        Toreador’s planned capital expenditure budget for 2004 is approximately $7.0 million.

FOURTH-QUARTER 2003 RESULTS

        For the fourth quarter of 2003, Toreador reported a loss applicable to common shares of $0.2 million, or $0.02 per diluted share, compared with a loss applicable to common shares of $2.7 million, or $0.29 per diluted share, for the fourth quarter of 2002. The company incurred an operating loss of $0.9 million in the fourth quarter of 2003 versus an operating loss of $0.5 million for the year-ago period. Financial results for the fourth-quarter of 2003 were affected by expensing drilling costs of $1.3 million for two dry holes in Turkey.

         Fourth-quarter 2003 revenues were $4.7 million versus fourth-quarter 2002 revenues of $5.4 million.

        During the fourth quarter of 2003, Toreador’s oil and gas production was 206 thousand BOE, a 15% decrease over fourth-quarter 2002 oil and gas production of 241 thousand BOE. Lower oil and gas production was partially offset by higher commodity prices during the quarter. The company’s fourth-quarter 2003 average realized price per BOE rose 13% to $25.93 from $22.91 per BOE for the fourth quarter of 2002.

EARNINGS GUIDANCE

        In an effort to provide investors with more meaningful guidance regarding future financial results, Toreador’s management has established the following policy: Forecasts of periodic quarterly or full-year results will be provided, affirmed, updated or rescinded when the company believes it is prudent and feasible to do so.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

(Tables Follow)

TOREADOR RESOURCES CORPORATION
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31

SELECTED FINANCIAL RESULTS	2003	2002	2003	2002

Revenues:
Oil and natural gas sales	$ 5,415	$ 5,704	$ 25,106	$ 23,069
Gain (loss) on commodity derivatives	(807)	(482)	(2,321)	(4,044)
Other revenues	56	191	359	812

Total revenues	4,664	5,413	23,144	19,837
Costs and expenses:
Lease operating	1,852	1,117	7,697	6,680
Exploration and acquisition	1,599	1,522	2,411	2,234
Depreciation, depletion, and amortization	1,001	433	3,925	5,034
Impairment of oil and gas properties	171	529	171	529
Reduction in force	45	—	511	—
General and administrative	939	2,325	5,205	7,722

Total costs and expenses	5,607	5,926	19,920	22,199

Operating income (loss)	(943)	(513)	3,224	(2,362)
Other expense	(361)	(2,455)	(650)	(5,980)
Provision for (benefit from) income taxes	(1,243)	(374)	192	(2,235)

Net income (loss)	(61)	(2,594)	2,382	(6,107)
Dividends on preferred shares	153	104	500	374

Income (loss) applicable to common shares	$ (214)	$ (2,698)	$ 1,882	$ (6,481)

Basic earnings per share	$ (0.02)	$ (0.29)	$ 0.20	$ (0.69)

Diluted earnings per share	$ (0.02)	$ (0.29)	$ 0.20	$ (0.69)

Weighted average shares outstanding:
Basic	9,338	9,343	9,338	9,343
Diluted	9,347	9,343	9,347	9,343
SELECTED OPERATING RESULTS
Production
Oil production (MBbl)	147	178	656	767
Natural gas production (MMcf)	359	375	1,561	1,812
Equivalent production (MBOE)	206	241	916	1,069
Prices
Average oil price per Bbl	$ 26.12	$ 22.72	$ 26.30	$ 22.08
Average natural gas price per Mcf	4.24	3.91	4.83	3.10
Average equivalent price per BOE	25.93	22.91	27.07	21.09

	December 31
	2003	2002
SELECTED BALANCE SHEET INFORMATION
Net cash provided by operating activities	$ 6,879	$ 6,362
Properties and equipment, net	77,616	71,872
Total assets	91,542	86,853
Long-term liabilities	15,649	41,551
Stockholders' equity	37,322	30,021

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO